Exhibit 3.4

ARTICLES OF CONVERSION

converting

UNITI GROUP INC.
(a Maryland corporation)

to

UNITI GROUP INC.
(a Delaware corporation)

UNITI GROUP INC., a Maryland corporation (the “Converting Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “SDAT”) that:

FIRST: The present name of the Converting Corporation is Uniti Group Inc. The Converting Corporation was formed by the filing of Articles of Incorporation with the SDAT on September 4, 2014.

SECOND: The Converting Corporation is converting (the “Conversion”) to Uniti Group Inc., a Delaware corporation (the “Converted Corporation”).

THIRD: The Conversion has been declared advisable by the Board of Directors and approved by the stockholders of the Converting Corporation in accordance with the charter of the Converting Corporation and the provisions of Title 3, Subtitle 9 of the Maryland General Corporation Law.

FOURTH: The manner and basis of converting or exchanging outstanding shares of stock of the Converting Corporation into shares of stock of the Converted Corporation, or other consideration, and the treatment of any issued shares of stock of the Converting Corporation not to be converted or exchanged, are as follows:

At the Effective Time (as defined below), without any action required on the part of the Converting Corporation, the Converted Corporation or any other person, pursuant to the Conversion, each share of common stock, par value $0.0001 per share (“Converting Corporation Common Stock”), of the Converting Corporation issued and outstanding immediately prior to the Effective Time will be converted into one issued and outstanding, fully paid and non-assessable share of common stock, par value $0.0001 per share, of the Converted Corporation. Upon such Conversion, such shares of Converting Corporation Common Stock shall no longer be issued or outstanding as shares of stock of the Converting Corporation.

No shares of stock of the Converting Corporation are issued and outstanding other than shares of Converting Corporation Common Stock.

FIFTH: The location of the principal office of the Converted Corporation in the State of Delaware is 251 Little Falls Drive, City of Wilmington, County of New Castle, Delaware 19808. The name and address of the resident agent of the Converted Corporation in the State of Maryland is CSC-Lawyers Incorporating Service Company, 7 St. Paul Street, Suite 820, Baltimore, Maryland 21202. The resident agent is a Maryland corporation.

SIXTH: These Articles of Conversion shall be effective at 8:00 a.m. (Eastern Time) on July 29, 2025 (the “Effective Time”)

SEVENTH: The undersigned officer of the Converting Corporation acknowledges these Articles of Conversion to be the act and deed of the respective entity on whose behalf he has signed, and further, as to all matters or facts required to be verified under oath, the undersigned acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Converting Corporation has caused these Articles of Conversion to be executed in its name and on its behalf by its President and Chief Executive Officer, and attested to by its Executive Vice President, General Counsel and Secretary, as of the 28th day of July, 2025.

ATTEST:		UNITI GROUP INC.

	/s/ Daniel L. Heard	By:	/s/ Kenneth A. Gunderman
Name:	Daniel L. Heard	Name:	Kenneth A. Gunderman
Title:	Executive Vice President, General Counsel and Secretary	Title:	President and Chief Executive Officer

Resident Agent Consent

The undersigned hereby consents to act as resident agent in the State of Maryland for Uniti Group Inc., a Delaware corporation.

CSC-Lawyers Incorporating Service Company

By:	/s/ Jennifer Strickland
Name:	Jennifer Strickland
Title:	Authorized Rep